Exhibit 10.1

BEST BUY CO., INC.
LONG‑TERM INCENTIVE PROGRAM AWARD AGREEMENT

Award Date: #GrantDate#

This Long‑Term Incentive Program Agreement (this  “Agreement”), dated the date set forth above (the “Award Date”), is between Best Buy Co., Inc., a Minnesota corporation, (“Best Buy” or the “Company”), and the employee (“you”  or the “Participant”) of the Company (or one of its Affiliates) whose name is set forth in the Award Notification you received from the Company (the “Award Notification”).  The Award Notification is included in and made a part of this Agreement.

1.

Grant of Award.  In consideration of your employment with or service to a member of the Company Group, the Company hereby grants to you the award set forth in the Award Notification (the “Award”) subject to the terms and conditions of this Agreement and the Best Buy Co., Inc. 2020 Omnibus Incentive Plan (the “Plan”).  In the event of any conflict between this Agreement and the Plan, the Plan will govern.    By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

2.

Options.  This section applies to you if your Award includes an Option.  An “Option” is a right to purchase a number of shares of common stock of the Company (“Shares”) at the price per share of Common Stock stated in the Award Notification.

(a)

Term and Vesting.    The Option shall expire and no longer be exercisable on the tenth anniversary of the Award Date or such earlier date as provided herein (such date, the “Expiration Date”).  Except as otherwise set forth herein, the Option may be exercised, in whole or in part, at any time prior to the Expiration Date, in accordance with the schedule stated in the Award Notification.  In no case may the Option be exercised after the Expiration Date.

(b)

Method of Exercise.    The Option may be exercised by written notice to the Company (through the Plan administrator or other means specified by the Company) stating the number of Shares to be purchased.  Such notice must be accompanied by payment in full of the exercise price for all Shares to be purchased, at the election of the Participant, by (i) cash or check, (ii) delivery of unencumbered Shares previously acquired by you having a Fair Market Value on the date of exercise that is equal to the exercise price, (iii) withholding of Shares that would otherwise be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate exercise price for the Shares for which the Option is being exercised or (iv) a cashless (broker‑assisted) exercise that complies with all applicable laws.

3.

Restricted Shares.  This section applies to you if your  Award includes Restricted Shares.  A “Restricted Share” is a Share issued to you on the Award Date that is subject to the restrictions set forth in this Agreement.

(a)

Restrictions.  Until the Restricted Shares vest, they may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or hypothecated (whether by operation of law or otherwise) or otherwise conveyed or encumbered, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to the provisions this Agreement or the Plan, or the levy of any execution, attachment or similar process upon the Restricted Shares, shall be void and unenforceable against the Company.

(b)

Vesting.    Except as otherwise set forth herein, so long as you remained employed by a member of the Company Group, the Restricted Shares shall vest in accordance with the schedule stated in the Award Notification.

(c)

Issuance of Restricted Shares.  Unless otherwise determined by the Committee, the Company shall issue the Restricted Shares in the Participant’s name in book‑entry form with legends or notations indicating the restrictions in this Agreement

4.

Performance Share Award. This section applies to you if your Award includes a Performance Share Award.  A “Performance Share Award” is a commitment by the Company to issue a certain number of Shares to you provided you meet certain employment criteria and that the Company achieves certain financial performance levels.  A Performance Share Award does not represent immediate ownership of any Shares.

(a)

Determination of Number of Shares under Performance Share Award.  The number of Shares issuable under (i) the operating income component of your Performance Share Award (the “Operating Income Performance Share Number”) will be equal to a percentage of the target number of Shares stated in your Award Notification for the operating income component (the “Operating Income Target”) and (ii) the TSR component of your Performance Share Award (the “TSR Performance Share Number,” and together with the Operating Income Performance Share Number, the “Performance Share Number”) will be equal to a percentage of the target number of Shares stated in your Award Notification for the TSR component (the “TSR Target”), in each case as determined below.

(b)	Operating Income Performance Share Number.

(i)

Within 120 days after the end of the Performance Period, the Committee will calculate the CAGR of Enterprise Operating Income from fiscal year 2025 to fiscal year 2028 (“Enterprise Operating Income CAGR”).

(ii)	Your Operating Income Performance Share Number will be calculated as set forth in your Award Notification.

(c)	TSR Performance Share Number.

(i)

Within 120 days after the end of the Performance Period, the Committee will (A) calculate the TSR for Best Buy and for each company included in the S&P 500 Index as of the first day of the Performance Period, (B) rank each such company by TSR (lowest to highest), and (C) determine the percentile rank of Best Buy’s TSR in such ranking by dividing Best Buy’s numerical position in such TSR ranking by the total number of companies included in the list, rounding to the nearest hundredth (“Relative TSR”).  For example, if Best Buy were ranked 300 out of 500, its Relative TSR would be 60%.

(ii)

Your TSR Performance Share Number will be equal to the percentage of the TSR Target that is listed in the column below with the heading “Number of Shares Earned” opposite the band in the column with the heading “Performance” in which Relative TSR falls.  If Relative TSR is between Threshold TSR and Target TSR or between Target TSR and Maximum TSR, your TSR Performance Share Number will be equal to a percentage interpolated on a linear basis for performance between such amounts.  For example, if Best Buy’s Relative TSR is 60%, then your TSR Performance Share Number would be 120% of your TSR Target.  Your TSR Performance Share Number will be rounded to the nearest whole number.

Performance	Number of Shares Earned
Relative TSR less than 25% (“Threshold TSR”)	0
Relative TSR 25% or greater but less than 50%	50%‑99% of TSR Target
Relative TSR 50% (“Target TSR”) or greater but less than 75%	100%‑149% of TSR Target
Relative TSR Greater than 75% (“Maximum TSR”)	150% of TSR Target
The number of performance shares earned will be interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.

(d)	Certain Definitions.

(i)	“Beginning Price” means, with respect to any one company, the average closing price of one share of common stock during the first fiscal quarter of the Performance Period.

(ii)	“CAGR” means compound annual growth rate.

(iii)	“Ending Price” means, with respect to any one company, the average closing price of one share of common stock during the first fiscal quarter following completion of the Performance Period.

(iv)	“Enterprise Operating Income” means operating income of the Company from continuing operations as reported in the Company’s Annual Report on Form 10‑K for 3 the respective 52‑week fiscal year adjusted to eliminate the impact of currency exchange rate fluctuations; provided,  however, that the Committee may adjust Enterprise Operating Income down to eliminate the following: (1) the cumulative effect of changes in GAAP (only to the extent such changes would reduce Enterprise Operating Income); (2) operating income from discontinued operations; and (3) any other unusual or nonrecurring gains which are separately identified and quantified, including acquisition related operating income.

(v)	“Performance Period” means the performance period stated in the Award Notification.

(vi)

“TSR” means, with respect to any one company, the price appreciation of one share of common stock as measured from the Beginning Price to the Ending Price, assuming all dividends and other distributions made on such share are reinvested, expressed as a percentage.

(e)

Change of Control.  Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control prior to the end of the Performance Period, the Committee will determine (i) Enterprise Operating Income CAGR using the last completed fiscal year instead of fiscal year 2028 and (ii) Relative TSR using the average closing price of one share of common stock during the last completed fiscal quarter in order to determine the Ending Price,  and the Operating Income Performance Share Number and TSR Performance Share Number will be equal to the greater of (i) the numbers determined pursuant to Section 4(b)(ii) and Section 4(c)(ii) above, respectively, and (ii) the respective Operating Income or TSR Target.

(f)

Performance Share Number Not Guaranteed.  If Relative TSR is less than Threshold TSR or Enterprise Operating Income CAGR is less than Threshold Enterprise Operating Income CAGR,  the respective portion of your Performance Share Number will be 0 and there will be no Shares issued under that portion of your Performance Share Award.  The Committee shall have sole discretion to determine Relative TSR and Enterprise Operating Income.

(g)

Issuance of Shares.  Any Shares issuable to you under your Performance Share Award will be issued within 60 days after the Committee’s  determination of Relative TSR and Enterprise Operating Income CAGR; provided however, that the Company’s obligation to issue such shares is subject to Section 5 of this Agreement.

5.

Effect of Termination of Employment.  Your employment with the Company Group may be terminated by your employer at any time for any reason (with or without advance notice).  This section provides the effect on your Award of different types of termination of employment.

(a)	Qualified Retirement. In the event of your Qualified Retirement:

(i)	Options. If your Award includes an Option, the Option will continue to vest in accordance with the vesting schedule set forth in the Award Notification. You will have until the later of 4

(A) three years from the date of your Qualified Retirement and (B) the last scheduled vesting date to exercise the entire Option; provided, however, that in no event shall the Option be exercisable after the Expiration Date.  Any portion of the Option unexercised at the end of this period will be forfeited.

(ii)

Restricted Shares.  If your Award includes Restricted Shares, such Restricted Shares will continue to vest in accordance with the vesting schedule set forth in the Award Notification, notwithstanding that you are no longer providing services to a member of the Company Group.

(iii)

Performance Shares.  If your Award includes Performance Shares and in the event of your Qualified Retirement prior to the end of the Performance Period, you may be entitled to a prorated Performance Share Award.   If Relative TSR is greater than Threshold TSR (as determined after the end of the Performance Period), you will be entitled to a prorated TSR Performance Share Number. If Enterprise Operating Income CAGR is greater than Threshold Enterprise Operating Income CAGR (as determined after the end of the Performance Period), you will be entitled to a prorated Operating Income Performance Share Number.  For each component, your Performance Share Award will be determined by multiplying the Performance Share Number calculated as if you were employed by a member of the Company Group on the last day of the Performance Period by a fraction, the numerator of which is the number of days during the Performance Period you were so employed, and the denominator of which is the number of days in the Performance Period.

(b)	Death or Disability. In the event of your death or employment termination due to Disability:

(i)

Options.  If your Award includes an Option, any then unvested portion of the Option will vest and become exercisable as of the date of death or, in the case of Disability, as of the date of employment termination.   In the event of your death, the representative of your estate or your heirs will have until the earlier of (A) one year from the date of your death and (B) the Expiration Date of the Option, to exercise the Option.  In the event you become Disabled while employed with the Company Group and must therefore terminate your employment, you will have until the earlier of (X) one year from the date of your employment termination and (Y) the Expiration Date of the Option, to exercise the Option.

(ii)	Restricted Shares. If your Award includes Restricted Shares, any then unvested Restricted Shares will vest as of the date of death or, in the case of Disability, employment termination.

(iii)

Performance Share Award.  If your Award includes a Performance Share Award and in the event of your death or employment termination due to Disability prior to the end of the Performance Period, you or the representative of your estate or your heirs, as applicable, may be entitled to a prorated Performance Share Award. If Relative TSR is greater than Threshold TSR (as determined as of the last completed fiscal quarter prior to the date of termination of employment to determine the Ending Price), you or the representative of your estate or your heirs, as applicable, will be entitled to a prorated TSR Performance

Share Number.  If Enterprise Operating Income CAGR is greater than Threshold Enterprise Operating Income CAGR (using the last completed fiscal year instead of fiscal year 2028 for purposes of determining Enterprise Operating Income CAGR), you will be entitled to a prorated Operating Income Performance Share Number.  For each component, your Performance Share Award will be determined by multiplying the Performance Share Number calculated as of the date of termination of employment multiplied by a fraction, the numerator of which is the number of days during the Performance Period you were employed, and the denominator of which is the number of days in the Performance Period.

(c)	Involuntary Termination Without Cause. If your employment is Involuntarily Terminated Without Cause:

(i)

Options.   If your Award includes an Option, you will have 60 days from the date of termination of your employment to exercise the portion of the Option vested as of your termination date, and any portion of the Option then unvested will be forfeited; provided,  however, that if your employment is Involuntarily Terminated Without Cause within 12 months following a Change of Control, any then unvested portion of the Option will vest and become exercisable during the period ending 60 days from the date of termination of your employment.  In no event, however, may the Option be exercised after its Expiration Date.

(ii)	Restricted Shares. If your Award includes Restricted Shares, you will forfeit any then unvested Restricted Shares.

(iii)

Performance Share Award.  If your Award includes a Performance Share Award and your employment is Involuntarily Terminated Without Cause prior to the end of the Performance Period, you may be entitled to a prorated Performance Share Award.  If Relative TSR is greater than Threshold TSR (as determined after the end of the Performance Period), you will be entitled to a prorated TSR Performance Share Number.  If Enterprise Operating Income CAGR is greater than Threshold Enterprise Operating Income CAGR (as determined after the end of the Performance Period), you will be entitled to a prorated Operating Income Performance Share Number.  For each component, your Performance Share Award is determined by multiplying the Performance Share Number calculated as if you were employed by a member of the Company Group on the last day of the Performance Period multiplied by a fraction, the numerator of which is the number of days during the Performance Period you were employed, and the denominator of which is the number of days in the Performance Period.

(d)	Voluntary Termination. If you voluntarily terminate your employment with the Company Group for any reason:

(i)	Options. If your Award includes an Option, you will have 60 days from the date of termination of your employment to exercise the Option, to the extent the Option had 6 become vested as of your termination date. Any then unvested portion of the Option will be forfeited. In no event, however, may the Option be exercised after its Expiration Date.

(ii)	Restricted Shares. If your Award includes Restricted Shares, you will forfeit any then unvested Restricted Shares.

(iii)

Performance Share Award.   If your Award includes a Performance Share Award,  and you voluntarily terminate your employment prior to the end of the Performance Period, you will forfeit your entire Performance Share Award.

(e)

Termination for Cause.  If your employment is terminated by any member of the Company Group for any reason at a time when any member of the Company Group is entitled to terminate your employment for Cause:

(i)	Options. If your Award includes an Option, any then unvested portion of the Option will be forfeited, and the Option may not be exercised after termination of your employment.

(ii)	Restricted Shares. If your Award includes Restricted Shares, any then unvested Restricted Shares will be forfeited.

(iii)

Performance Share Award. If your Award includes a Performance Share Award and your employment is terminated by any member of the Company Group for any reason at a time when any member of the Company Group is entitled to terminate your employment for Cause prior to the end of the Performance Period,  you will forfeit your entire Performance Share Award.

6.

Restrictive Covenants and Remedies.  By accepting the Award, you specifically agree to the restrictive covenants contained in this Section 6 (the “Restrictive Covenants”) and you agree that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company Group.  You also acknowledge the uncertainty of the law with respect to the Restrictive Covenants and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. Section 6(b) does not apply to you if you are employed in the State of California.  Further, if you are an attorney, the Restrictive Covenants apply to you only to the extent they are consistent with the rules of professional conduct applicable to you (for example, Minnesota Rule of Professional Conduct 5.6).  You are advised to consult with an attorney before entering into these Restrictive Covenants.

(a)

Confidentiality.   In consideration of the Award, you acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your employment with the Company Group and thereafter, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.  You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.    You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.    An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(b)

Non‑Solicitation.  During your employment and for one year following the later of (i) termination of your employment for any reason whatsoever or (ii) the last scheduled award vesting date, you shall not, within the United States:

(i)

induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group, or in any way interfere adversely with the relationship between any such employee and the Company Group;

(ii)	induce or attempt to induce any employee of the Company Group to work for, render services to, provide advice to, or supply Confidential Information of the Company Group to any third Person;
(iii)	employ, or otherwise pay for services rendered by, any employee of the Company Group in any business enterprise with which you may be associated, connected or affiliated;
(iv)

induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and the Company Group; or

(v)

assist, solicit, or encourage any other Person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by you.  In particular, you will not, directly or indirectly, induce any employee of the Company Group to carry out any such activity.

(c)	Intellectual Property Assignment and Disclosure.

(i)

Assignment.   You hereby assign, agree to assign and transfer to the Company Group, for valuable consideration, the adequacy of which you acknowledge, all right, title and interest, including all “Intellectual Property Rights”,  as defined in Section 8(k), in the following (referred to as “Developments”): (a) any and all works and inventions that have been or will be conceived, created, made, invented, developed, discovered or reduced to practice by you in the performance of your duties for the Company Group or that relate to the Company Group’s business or any of the products or services being offered, developed, manufactured, marketed, sold or otherwise provided by the Company Group or which may be used in relation therewith, (b) all algorithms, ideas or information that will be or have been  conceived, originated, adapted, discovered, developed, acquired, evaluated, tested or applied by you while employed by the Company Group, (c) and all drafts, notes, concepts, suggestions, and approaches, modifications, improvements and derivative works related thereto and each element and part thereof.  You acknowledge that your work and services while employed by the Company Group, including, without limitation, Developments, will be works done under the Company Group’s direction and control and specially ordered or commissioned by the Company Group.  To the extent the Developments are copyrightable subject matter, they shall constitute “works made for hire” under the United States Copyright Act. If for any reason a Development is determined not to be a work made for hire under applicable law, you hereby assign and transfer to the Company Group all of your right, title, and interest in and to the Development and Intellectual Property Rights pertaining thereto.

NOTICE:  The foregoing assignment of Developments and Intellectual Property Rights in this Agreement does not apply to any invention for which no Company Group equipment, supplies, facilities or trade secret information are used and which is developed entirely on your own time, unless (a) the invention relates (i) directly to the Company Group’s business, or (ii) to the Company Group’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for the Company Group.

(ii)

Disclosure.   During the course of your employment and after termination thereof, you agree to promptly disclose, deliver and communicate, without additional compensation, all Developments, if the Developments or information pertaining thereto could reasonably be expected to prove useful or valuable to the Company Group.  Following disclosure of each Development and at the request of the Company Group and without additional consideration, you agree to promptly execute documents and take actions so that the Company can perfect its interest in and protect any Intellectual Property Rights pertaining to the Development including, but not limited to, documents necessary to obtain and maintain patent protection, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same and to defend any opposition, petitions or application for revocation of a patent, copyright or other analogous protection.  In the event the Company Group is unable, after reasonable effort, to secure your signature to perfect its Intellectual Property Rights relating to a Development, you hereby irrevocably designate and appoint the Company Group and its duly authorized officers and agents as attorney‑in‑fact to act for and on your behalf and execute and file any necessary documents to perfect and protect its Intellectual Property Rights with the same legal force and effect as if executed by you.

(d)

Partial Invalidity.  If any portion of this Section 6 is determined by an arbitrator to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator in such action.  You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(e)

Remedy for Breach.  You agree that a breach of any of the Restrictive Covenants would cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy.  Accordingly, you agree that if you breach any Restrictive Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach through arbitration. You further agree that the duration of the Restrictive Covenant shall be extended by the same amount of time that you are in breach of any Restrictive Covenant.

(f)

Claw Back & Recovery.  You agree your Award,  the Shares underlying your Award, as well as the value of any and all Shares no longer under your control, are subject to forfeiture and recovery pursuant to the Company’s Clawback Policy, as it may be amended from time to time (the “Clawback Policy”), available upon request, and any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, the Sarbanes‑Oxley Act of 2002 and the Dodd‑Frank Wall Street Reform and Consumer Protection Act. You acknowledge you have had an opportunity to review the Clawback Policy. Forfeiture and recovery under the Clawback Policy may include:

(i)

the immediate forfeiture of any of the then unexercised portion of any Option included in your Award, any unvested Restricted Shares  included in your Award, and any Performance Share Award included in your Award;

(ii)

a requirement that you immediately return to the Company any Shares issued upon exercise of any Option included in your Award, and any Shares in your Award that were previously Restricted Shares and any Shares issued under any Performance Share Award that, in each case, are still under your control; and

(iii)

a requirement that you promptly pay to the Company an amount equal to the fair market value of all Shares included in your Award that are no longer under your control (as measured on the exercise date of any such Option, the vesting date of any such formerly Restricted Shares, and the date of issuance of any Shares issued under any such Performance Share Award, as applicable).

(g)

Right of Set Off.    By accepting the Award, you agree that any member of the Company Group may, to the extent permitted by applicable law, set off any amount owed to you (including wages or other compensation, fringe benefits or vacation pay) against any amounts you owe under this Section 6.

7.	General Terms and Conditions.

(a)	Rights as a Shareholder.

(i)

Options.  You will have no rights as a shareholder with respect to any Shares issuable upon exercise of an Option, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until you have actually received such Shares following the exercise of the Option in accordance with the terms of this Agreement and the Plan.

(ii)

Restricted Shares.  Upon the issuance of Restricted Shares, you shall be entitled to exercise the rights of a shareholder.  Notwithstanding the foregoing, you will not have the right to vote any Restricted Shares during the time period such Restricted Shares are subject to the restrictions in Section 3(a) (the “Restricted Period”), and you will not have any right to any dividends paid on Restricted Shares during the Restricted Period.

(iii)

Performance Share Awards.  You will have no rights as a shareholder with respect to any Shares issuable under a Performance Share Award until you have actually received such Shares in accordance with the terms of this Agreement and the Plan.

(iv)

Dividend Equivalents.  If your Award includes Restricted Shares or a Performance Share Award, upon vesting of such Restricted Shares or upon issuance of Shares underlying such Performance Share Award, as the case may be, in accordance with the terms of this Agreement, you will be entitled to the Total Dividend Equivalent Amount with respect to such Restricted Shares or Performance Share Award. The Total Dividend Equivalent Amount will be converted to Shares and issued to you upon vesting of Restricted Shares, or issuance of Shares underlying a Performance Share Award, as applicable; provided,  however, that the Committee may pay you the Total Dividend Equivalent Amount in cash, as determined in its sole discretion.  Any such conversion shall be based on the closing price of one Share on the applicable dividend payment date.  In the event any such conversion results in a fraction of a Share, the number of such Shares shall be rounded up to the nearest whole number.  The Company’s obligation to issue such Shares or pay such amounts are subject to the same terms and conditions as apply to your Restricted Shares and any Performance Share Award.

(A)

“Dividend Equivalent Amount”  means the amount of any dividend paid on one Share that has a record date during the Dividend Equivalent Period multiplied by (1) in the case of Restricted Shares, the number of Restricted Shares held by you as of such record date and, (2) in the case of a Performance Share Award, the Performance Share Number.

(B)

“Dividend Equivalent Period” means the period beginning on the grant date and ending (i) in the case of Restricted Shares, on the vesting date of such Restricted Shares and, (ii) in the case of a Performance Share Award, on the date of issuance of any Shares underlying a Performance Share Award.

(C)

“Total Dividend Equivalent Amount” means the sum of all Dividend Equivalent Amounts with respect the Restricted Shares granted under this Agreement or the Performance Share Award granted under this Agreement, as applicable.

(b)	Transferability.

(i)

Options.  Options may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or hypothecated (whether by operation of law or otherwise) or otherwise conveyed or encumbered, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions of this Agreement or the Plan, or the levy of any execution, attachment or similar process upon the Option, shall be void and unenforceable against the Company.

(ii)	Restricted Shares. Restricted Shares are subject to the restrictions set forth in Section 3(a) of this Agreement.

(iii)

Performance Share Awards.  Performance Share Awards may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or hypothecated (whether by operation of law or otherwise) or otherwise conveyed or encumbered, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of a Performance Share Award contrary to the provisions of this Agreement or the Plan, or the levy of any execution, attachment or similar process upon a Performance Share Award, shall be void and unenforceable against the Company.

(c)	No Right to Continued Employment. This Agreement does not guarantee your continued employment nor alter the right of any member of the Company Group to terminate your employment at any time.

(d)	Participant’s Acknowledgements.

(i)

Committee’s Sole Discretion.  The Committee has sole discretion to make decisions regarding your Award, and to interpret all terms of this Agreement, with the exception of the application of the Company’s Arbitration Policy.  You agree that all decisions regarding, and interpretations of, this Agreement by the Committee are binding, conclusive, final and non‑appealable.

(ii)	Taxes. You are liable for any federal, state and other taxes incurred upon the exercise, vesting or settlement of any Award, and any subsequent disposition of any Shares.

(A)

Options.  Any Options included in your Award are Non‑Qualified Stock Options not eligible for treatment as qualified or incentive stock options for federal income tax purposes.  Prior to exercising any Option, you will pay or make adequate arrangements satisfactory to the Company to satisfy all applicable taxes.  In that regard, you authorize the Company, or its agents, to satisfy its obligations to withhold taxes by withholding Shares to be issued at exercise of the Option having a Fair Market Value equal to the statutory minimum withholding obligation.  If you are a  Section 16 Officer of the Company, (i) the Company, or its agents, will satisfy its obligations to withhold taxes by withholding Shares to be issued at exercise of the Option having a Fair Market Value equal to the statutory minimum withholding obligation, and (ii) prior to any such exercise, you may elect, in a manner and on such forms as provided by the plan administrator, to have additional Shares withheld in excess of the statutory minimum up to the maximum amount of your total tax obligation.

(B)

Restricted Shares.   Upon vesting of any Restricted Shares, you authorize the Company, or its agents, to satisfy its obligations to withhold taxes by withholding Shares having a Fair Market Value equal to the statutory minimum withholding obligation.  If you are a  Section 16 Officer of the Company, (i) the Company, or its agents, will satisfy its obligations to withhold taxes (upon the lapse of the substantial risk of forfeiture) by withholding Restricted Shares having a Fair Market Value equal to the statutory minimum withholding obligation, and (ii) prior to the time such withholding is due, you may elect, in a manner and on such forms as provided by the plan administrator, to have additional Shares withheld in excess of the statutory minimum up to the maximum amount of your total tax obligation.

(C)

Performance Share Award.  Upon issuance of any Shares of your Performance Share Award,  you authorize the Company, or its agents, to satisfy its obligations to withhold taxes by withholding Shares having a Fair Market Value equal to the statutory minimum withholding obligation.  If you are a Section 16 Officer of the Company, (i) the Company, or its agents, will satisfy its obligations to withhold taxes by withholding Shares to be issued at the end of the Performance Period having a Fair Market Value equal to the statutory minimum withholding obligation, and (ii) prior to the time such withholding is due, you may elect, in a manner and on such forms as provided by the plan administrator, to have additional Shares withheld in excess of the statutory minimum up to the maximum amount of your total tax obligation.

(iii)

Section 83(b) Election. If your Award includes Restricted Shares, you acknowledge that you may file an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the fair market value of any Restricted Shares of Restricted Stock, provided that such election must be filed with the Internal Revenue Service no later than 30 days after the grant of such Restricted Shares. You agree to seek the advice of your own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Shares under federal, state, and any other laws that may be applicable.

(iv)

Consultation With Professional Tax Advisors.  You acknowledge that the grant, exercise, vesting or any payment with respect to the Award, and the sale or other taxable disposition of the Shares acquired as a result of the Award may have tax consequences under federal, state, local or international tax laws.  You further acknowledge that you are relying solely on your own professional tax and investment advisors with respect to any and all such matters (and are not relying, in any manner, on the Company or any of its employees or representatives).  You understand and agree that any and all tax consequences resulting from the Award and its grant, exercise, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Plan, are solely your responsibility without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse you for such taxes.

(e)

Severability.  In the event that any provision in the Plan or this Agreement is held to be invalid, illegal or unenforceable or would disqualify the Plan or this Agreement under any law, the invalid, illegal or unenforceable provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Agreement, such provision shall be stricken as to the applicable jurisdiction or Shares, and the remainder of the Plan or this Agreement shall remain in full force and effect.

(f)

Governing Law and Dispute Resolution.  Any disputes under this Agreement or the Plan must be resolved by arbitration subject to the Company’s Arbitration Policy.  The substantive laws of Minnesota, without regard to the conflict of law provisions, shall apply to all questions concerning this Agreement to the extent not prohibited by the applicable law of the State in which you primarily work and reside; however, the Arbitration Policy, its enforceability, and its implementation are governed by the Federal Arbitration Act.

8.	Definitions. Capitalized terms used but not defined in this Agreement are defined in the Plan or, if not defined therein, will have the following meanings:

(a)	“Beneficial Owner” will have the meaning defined in Rule 13d‑3 under the Securities Exchange Act of 1934, as amended, or any successor provision.

(b)	“Board” means the Board of Directors of Best Buy Co., Inc.

(c)	“Cause” for termination of your employment with the Company Group shall, solely for purposes of this Agreement, is deemed to exist if you:

(i)

are charged with, convicted of or enter a plea of guilty or nolo contendere to: (a) a felony, (b) any crime involving moral turpitude, dishonesty, breach of trust or unethical business conduct, or (c) any crime involving the business of the Company Group;

(ii)

in the performance of your duties for the Company Group or otherwise to the detriment of the Company Group, engage in: (a) dishonesty that is harmful to the Company Group, monetarily or otherwise, (b) willful or gross misconduct, (c) willful or gross neglect, (d) fraud, (e) misappropriation, (f) embezzlement, or (g) theft;

(iii)	disobey the directions of the Board, or any individual or individuals the Board authorizes to act on its or their behalf, acting within the scope of its or their authority;

(iv)	fail to comply with the policies or practices of the Company Group;

(v)	fail to devote substantially all of your business time and effort to the Company Group;

(vi)	are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, to have committed any theft, embezzlement, fraud, or other act of dishonesty involving any other Person;

(vii)	are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its or their behalf, to have engaged in a pattern of poor performance;

(viii)

are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its or their behalf, to have willfully engaged in conduct that is harmful to the Company Group, monetarily or otherwise;

(ix)	breach any provision of this Agreement or any other agreement between you and any member of the Company Group; or

(x)	engage in any activity intended to benefit any entity at the expense of the Company Group or intended to benefit any competitor of the Company Group.

All determinations and other decisions relating to Cause (as defined above) for termination of your employment shall be within the sole discretion of the Board or any individual or individuals the Board authorizes to act on its behalf; and shall be final, conclusive and binding upon you.  In the event that there exists Cause (as defined above) for termination of your employment, the Company may terminate this Agreement immediately, upon written notification of such termination for Cause, given to you by the Board or any individual or individuals the Board authorizes to act on its behalf.  The use of this definition solely for purposes of this Agreement does not change your at‑will employment status.

(d)	“Change of Control” means:

(i)

the consummation of any transaction in which any Person or Group, other than a member or members of the  Company Group or any trustee or other fiduciary holding securities under an employee benefit plan or plans of a member of the Company Group,  becomes the

Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the voting power of the Company’s  securities other than any such transaction in which the security holders of the Company immediately prior to such transaction Beneficially Own, immediately following such transaction, securities representing 50% or more of the voting power of the Company’s securities in substantially the same proportions as their ownership immediately prior to such transaction;

(ii)

individuals who at the Award Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least 2/3 of the directors then still in office who either were directors at the Award Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof;

(iii)

there is consummated a merger or consolidation of the Company with any other entity, other than (a) a merger or consolidation in which the Beneficial Owners of securities of the Company outstanding immediately prior thereto representing 50% or more of the voting power of the Company’s securities Beneficially Own, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of a member of the Company Group (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation in substantially the same proportions as their Beneficial Ownership immediately prior to such transaction, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iv)

the consummation of any transaction or series of related transactions in which all or substantially all the Company’s assets are sold or otherwise transferred, other than any sale or transfer to a Person or Group, at least 50% of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Company in substantially the same proportions as such shareholders’ Beneficial Ownership of voting securities of the Company; or

(v)	approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.

The Board shall determine in its sole discretion that a Change of Control of the Company has occurred.

(e)	“Company Group” means, collectively, Best Buy Co., Inc. and its subsidiaries.

(f)	“Committee” means the Compensation and Human Resources Committee of the Board of Directors of Best Buy Co., Inc.

(g)

“Confidential Information” means all “Confidential Information” as that term is defined in Best Buy’s Confidentiality Policy, and includes, without limitation, any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized relating to trade secrets, customer lists, records and other information regarding customers, price lists and pricing policies, financial information, records, ledgers and information, purchase orders, agreements and related data, business development and strategic plans, products and technologies, product tests, manufacturing costs, product or service pricing, sales and marketing plans, research and development plans, personnel and employment records, files, data and policies (regardless of whether the information pertains to you or other employees of the Company Group), tax information, business and sales methods and operations, business correspondence, memoranda and other records, inventions, improvements and discoveries, processes and methods, business operations and related data formulae, computer records and related data, know‑how, research and development, trademark, technology, technical information, copyrighted material, and any other confidential or proprietary data and information which you encounter during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group.  Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by you. Confidential Information also does not include information about unlawful or potentially unlawful acts in the workplace.

(h)

“Disability” means your disability that has caused you to either (i) have qualified for long term disability payments under the Company’s long‑term disability plan; or (ii) to have been unable to perform the essential functions of your position (with or without reasonable accommodation) with any Company Group member for at least 6 consecutive months.

(i)	“GAAP” means generally accepted accounting principles in the United States.

(j)	“Group” shall have the meaning as such term has under Section 13d‑3 of the Securities Exchange Act of 1934, as amended, or any successor provision.

(k)

“Intellectual Property Rights” means any and all (i) copyrights and other rights associated with works of authorship throughout the world (ii) patents, patent disclosures and all rights to inventions whether patentable or not (iii) trade secrets and other confidential information (including Confidential Information defined herein) (iv) trademarks, trade names, domain names, and the goodwill associated therewith (v) all other intellectual and industrial property rights of every kind and nature however designated, whether arising out of operation of law, contract, license, or otherwise, and (vi) all registrations, applications, renewals, extensions, divisions, continuations or reissues thereof now or hereafter in effect.

(l)

“Involuntarily Terminated Without Cause” means (i) your employment is terminated by your employer at a time when your employer is not entitled to terminate your employment for Cause or (ii) in the event the entity that employs you is a  direct or indirect subsidiary or other Affiliate of the Company (the “Employing Entity”), any transaction in which securities representing more than 50% of the voting power of the Employing Entity becoming Beneficially Owned by any Person or Persons other than the Company or one of its subsidiaries, whether via a transfer of such securities to such Person or Persons or via merger, consolidation or otherwise.

(m)

“Qualified Retirement” means any termination of your employment with the Company Group that occurs on or after your 60th birthday, at a time when no member of the Company Group is entitled to discharge you for Cause, so long as you have served the Company Group continuously for at least the five‑year period immediately preceding that termination.

(n)	“Section 16 Officer” means an officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended.